EXHIBIT 10.26
[Form of Special Bonus Agreement]
[Date]

[Name of Executive]
[Address]

Re:     Special Bonus Agreement
Dear [Name]:
As you know, Tiffany & Co. (“Parent”) has entered into an Agreement and Plan of Merger, dated November 24, 2019, with LVMH Moët Hennessy - Louis Vuitton SE and other parties. In light of the transaction contemplated by that agreement (the “LVMH Transaction”), Parent and Tiffany and Company (“Employer”) wish to take steps to retain key employees. To that end, you have been awarded a special bonus on the terms and conditions below.
1.Special Bonus. You will be paid a cash bonus in the amount of $[XX], less required taxes and deductions (the “Special Bonus”). The Special Bonus will be paid as soon as reasonably practicable following, and subject to, your execution of this Special Bonus Agreement (this “Agreement”).
2.Retention Date.

a.
You agree that you will not voluntarily resign on or before January 31, 2021 (the “Retention Date”) (i) without Good Reason, or (ii) pursuant to a claim of Good Reason, where your claim of Good Reason is based solely upon the occurrence or anticipated occurrence of the LVMH Transaction (and not, for the avoidance of doubt, upon the occurrence of a separate event, such as a material reduction in your salary, that may relate to or arise from the LVMH Transaction).

b.
In the event that (i) you fail to comply with the foregoing sub-section (a), or (ii) your employment is involuntarily terminated by Employer for Cause on or before the Retention Date, then you will repay the Special Bonus within ten days following your termination date (and such repayment will constitute Parent and Employer’s sole remedy for your breach of the foregoing sub-section (a)). As used in this Section 2, “Cause” and “Good Reason” have the definitions provided in the Retention Agreement, dated [date], among you, Employer and Parent (the “Retention Agreement”).

c.	For the avoidance of doubt, any voluntary resignation on or before January 31, 2021, will not constitute “Cause” for purposes of the Retention Agreement.

Special Bonus Agreement, December 2019

3.Retention Agreement Amendment. Section 4(i) of the Retention Agreement is hereby amended to provide as follows:

“(i)
your claim to that effect is communicated by you to Employer in writing within the following time period: (a) if the Change in Control occurs on or before November 24, 2020, and the event constituting Good Reason occurs prior to January 31, 2021, then by no later than the later of (i) February 12, 2021 and (ii) the date that is 90 days following such event; (b) under any other circumstances, then within the lesser of (i) 90 days of the event alleged by you to constitute Good Reason and (ii) that number of days remaining in the Term (provided, however, that if fewer than ten days remain in the Term, then your claim must be communicated within ten days of the alleged Good Reason event);”

For the avoidance of doubt, except to the extent expressly set forth above, nothing in this Agreement is intended to modify the Retention Agreement or the benefits provided thereunder.
4.Non-Compete Agreement. As a further condition of receiving the Special Bonus, you agree to sign and comply with the Non-Compete Agreement attached to this Agreement.
5.Consent to Offset. You agree that any repayment due to Parent or Employer under this Agreement may be deducted to the fullest extent permitted by law from any amounts due to you, including wages, accrued vacation pay, incentive compensation payments, bonuses and commissions, and you hereby expressly authorize such deduction(s).
6.No Guarantee of Continued Employment. Nothing in this Agreement guarantees employment to you for any period of time.
7.Successors; Parent and Employer.

a.
Assumption by Successor. Any successors of Parent and Employer (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of either, shall automatically assume and be required to perform this Agreement for your benefit in the same manner and to the same extent that the Parent or the Employer, as the case may be, would be required to perform it if no such succession had taken place; provided, however, that no such assumption shall relieve either the Parent or the Employer of its obligations hereunder, and no failure to expressly assume and agree to perform this Agreement shall relieve any successor of its obligations under this Agreement by operation of law.

b.
Enforceability; Beneficiaries. This Agreement shall be binding upon, inure to the benefit of and be enforceable by you (and your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees) and the Parent and Employer and any Person(s) which succeeds to substantially all of the business or assets of the Parent or Employer,

Special Bonus Agreement, December 2019

whether by means of merger, consolidation, acquisition of all or substantially all of the assets of the Parent or Employer or otherwise, including, without limitation, as a result of a Change in Control or by operation of law.

c.
Joint and Several Liability. Parent shall be jointly and severally liable with Employer for all Employer’s obligations hereunder and Employer shall be jointly and severally liable with Parent for all Parent’s obligations hereunder.

8.Miscellaneous.

a.
Code Section 409A. This Agreement is intended to comply with Internal Revenue Code (“Code”) Section 409A (“Section 409A”) or an exemption thereunder and shall be construed and administered in accordance with Section 409A. For purposes of Section 409A, each payment provided under this Agreement shall be treated as a separate payment. Notwithstanding the foregoing, Tiffany makes no representations that any payment provided under this instrument complies with Section 409A and in no event shall Tiffany be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by or on your behalf on account of non-compliance with Section 409A. Notwithstanding anything herein to the contrary, if you are a Specified Employee (as defined in Section 409A), and the deferral of any payments otherwise payable hereunder as a result of termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A, then Tiffany will defer such payments until the date that is the first business day of the seventh month following the Termination Date (or the earliest date as is permitted under Section 409A).

b.
Limitation. Notwithstanding anything in this Agreement to the contrary, your entitlement to a payment hereunder shall be limited (reduced) to the extent necessary so that no payment to be made to you hereunder will be subject to the excise tax imposed by Code Section 4999, but only if, by reason of such limitation, your Net After Tax Benefit shall exceed your Net After Tax Benefit if such reduction were not made. “Net After Tax Benefit” means (i) the sum of all payments and benefits that you are entitled to receive hereunder under or under any other plan or agreement that would constitute a “parachute payment” within the meaning of Section 280G of the Code, less (ii) the amount of federal income tax payable with respect to the payments and benefits described in clause (i) above calculated at the maximum marginal income tax rate for each year in which such payments and benefits shall be paid you (based upon the rate in effect for such year as set forth in the Code at the time of the first payment of the foregoing), less (iii) the amount of excise tax imposed with respect to the payments and benefits described in clause (i) above by Section 4999 of the Code.

c.	Notices. For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be

Special Bonus Agreement, December 2019

deemed to have been duly given when hand-delivered or when mailed by United States registered mail, return receipt requested, postage prepaid, addressed, if to Parent or Employer, to the Boards of Directors, Tiffany & Co. and Tiffany and Company, 200 Fifth Avenue, New York, NY 10010, Attn. Legal Department, or, if to you, to you at the address set forth on the last page of this Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

d.
Amendments, Waivers, Etc. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provision or conditions at the same or at any later or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter here have been made by either party which are not expressly set forth in this Agreement and this Agreement shall supersede all prior agreements, negotiations, correspondence, undertakings and communications of the parties, oral or written, with respect to the subject matter hereof.

e.
Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

f.	Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

g.
Governing Law. The validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of the State of New York applicable to contracts entered into and to be performed in this State.

Special Bonus Agreement, December 2019

If this letter sets forth our agreement on the subjects described above, kindly sign and return this letter by no later than [date], to [name], Tiffany & Co., 200 Fifth Avenue, New York, New York 10010.

Sincerely,
TIFFANY & CO. (“Parent”)
By: _________________________________
Name:
Title:

TIFFANY AND COMPANY (“Employer”)
By: _________________________________
Name:
Title:

ACKNOWLEDGED AND AGREED:

_________________________________
[Name of Executive]
Notice Address:

Special Bonus Agreement, December 2019